SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 __________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 19, 2000
__________________________________________________________________
 (Date of earliest event report)

WEYERHAEUSER COMPANY
 __________________________________________________________________
(Exact name of registrant as specified in charter)

Washington (State or other jurisdiction of incorporation or organization)	1-4825 (Commission File Number)	91-0470860 (IRS Employer Identifcation Number)

Tacoma, Washington 98477
 __________________________________________________________________
(Address of principal executive offices)
(zip code)

Registrant's telephone number, including area code:
(253) 924-2345

Item 5. Other Events

On January 19, 2000, Weyerhaeuser Company issued a press release stating the following:

"FEDERAL WAY, Wash.--Weyerhaeuser Company today announced unaudited earnings of $527 million, or $2.56 per share, for 1999. This compares with $294 million, or $1.48 per share, in 1998.

The 1999 earnings include charges for the cumulative effect of a change in accounting principle and other nonrecurring items related to the acquisition of MacMillan Bloedel Limited, facility dispositions and closures. Earnings before these charges were $681 million, or $3.31 per share. Net earnings before nonrecurring items in 1998 were $339 million, or $1.71 per share.

Weyerhaeuser also reported record net sales of $12.3 billion for the year due to improved market conditions for all of its lines of business and the addition of MacMillan Bloedel. This compares with net sales of $10.8 billion the prior year.

'We just completed a very rewarding year for Weyerhaeuser,' said Steven R. Rogel, chairman, president and chief executive officer. 'From a performance perspective, all of our businesses benefited from improved market conditions. Wood Products and Weyerhaeuser Real Estate Company produced record earnings and our Pulp, Paper and Packaging businesses had their strongest year since 1995. This year also will be remembered for our successful acquisition of MacMillan Bloedel. The first two months of combined operations already have begun to yield benefits and we expect the acquisition to be accretive in 2000 as we realize expected synergies.'

For the fourth quarter, Weyerhaeuser reported net earnings of $174 million, or $0.79 per share, after nonrecurring items of $5 million associated with MacMillan Bloedel acquisition costs. This compares with $30 million, after nonrecurring items of $45 million, the prior year. Net sales for the fourth quarter 1999 were $3.4 billion compared with $2.8 billion for the same period last year.

The company's fourth quarter earnings were negatively affected by the unanticipated effects of the lockout at some British Columbia ports; and continued cleanup in North Carolina after Hurricane Floyd and higher than normal maintenance expense.

'As we ended the year, market conditions remained strong for most of our product lines,' Rogel said. 'Pulp and paper markets show signs of sustaining the improvement they’ve seen over the past six months of 1999. The demand for wood products may cool slightly from its record levels in 1999, but we expect the strong home building and repair and remodeling markets to produce another good year for those products.'

Rogel said the company’s focus in 2000 will remain on improving operational efficiencies, streamlining delivery of internal support services and capturing the synergies of the MacMillan Bloedel and TJ International acquisitions.

Results by segment for 1999 were:

  Timberlands--Operating earnings for 1999 were $535 million compared with $487 million the prior year. A steady improvement in the domestic and foreign log markets contributed to the increase in earnings. The strong demand for lumber in North America led to higher log prices during the last six months. On the export side, market conditions began to improve late in the first quarter as the Japanese housing market slowly began to recover. This translated into increased exports to Japan for the year. The year ended with volumes and prices for both log markets higher than 1998.
  Wood Products--Record operating earnings for the year were $569 million, before nonrecurring charges of $5 million for MacMillan Bloedel acquisition costs and a $94 million charge primarily associated with the decision to sell the company's composite products business. This compared with $208 million, before nonrecurring charges of $25 million, in 1998. New home construction and remodeling created a very strong demand for lumber and panels in 1999. This demand reached its height in the second and third quarters, producing record earnings for those periods. The market cooled during the fourth quarter due to the traditional seasonal slowdown, but prices remain above fourth quarter levels of the prior year.
  Pulp, Paper and Packaging--Operating earnings in 1999 were $310 million compared with $192 million, before nonrecurring charges of $42 million, the prior year. Market conditions for pulp, containerboard and paper began improving during the second quarter due to the recovery of the global market for these products. This trend continued into the third and fourth quarters and allowed Weyerhaeuser to implement several price increases for pulp, paper and containerboard. At yearend, prices for all major product lines were at their highest level for the year.
  Real Estate and related assets--Record operating earnings were $190 million compared with $124 million in 1998. The strength of the housing markets in which Weyerhaeuser operates--especially California--contributed to the increase in earnings compared with 1998. At yearend, the real estate market was weakening, but the sector's performance was helped by improved margins.

Weyerhaeuser will hold a conference call on Jan. 19 at 8 a.m. PST to discuss fourth quarter results. To access the call, dial (800) 597-4109 prior to the scheduled start time. There will be a replay available for 24 hours starting at 11 a.m. PST on Jan. 19. The replay may be accessed by calling (800) 642-1687 and entering conference ID 260263.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

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Statements contained in this press release concerning the company's future results and performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; the risk of losses from  fires, floods and other natural disasters; and the company’s ability to execute its business plans, including its transition plans for the MacMillan Bloedel and TJ International acquisitions. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By   /s/ K.J. Stancato
Its: Vice President and Controller

Date:  January 24, 2000